Exhibit 99.1

Investor Relations	Company Contact
Don Weinberger

Leah Berkovits

Wolfe Axelrod Weinberger Assoc.	Savient Pharmaceuticals, Inc.
212-370-4500	732-418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. REPORTS 2003 EARNINGS RESULTS

EAST BRUNSWICK, N.J. –– February 20, 2004 –– Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) today announced earnings results for the three months and year ended December 31, 2003.

Earnings Results - Summary

For the year ended December 31, 2003, the Company reported earnings of $0.23 per share, on revenues of $132.5 million and net income of $13.9 million, compared to earnings of $0.17 per share, on revenues of $103.0 million and net income of $9.7 million in 2002.

For the three months ended December 31, 2003, the Company reported earnings of $0.07 per share, on revenues of $39.8 million and net income of $4.1   million, compared to earnings of $0.01 per share, on revenues of $30.8 million and net income of $0.7 million, in the corresponding 2002 period.

Earnings in the fourth quarter of 2003 (and consequently earnings for the full year) benefited from the decrease in value of the US Dollar as compared with the comparable period in 2002.

The full year and fourth quarter 2003 results include Rosemont Pharmaceuticals Limited’s operations, whereas the 2002 results include Rosemont’s operations only from September 30, 2002, the date of its acquisition by Savient.

Net income for the year ended December 31, 2003 includes the non-cash recognition of $3.4 million (on a pre-tax basis) as a result of the reacquisition in the third quarter of 2003 of distribution rights to the Company’s osteoarthritis product previously licensed to DePuy Orthopaedics Inc. (DePuy).

Commenting on the earnings results, Sim Fass, Chairman and Chief Executive Officer of the Company, stated: “Our solid 2003 financial results reflect the full year impact of our portfolio of commercial specialty pharmaceutical products, strengthened through our acquisition of Rosemont in late 2002.  Rosemont’s sales were $27.1 million in 2003.  In 2002, Rosemont’s sales were $22.5 million, $6.3 million of which we recognized in the fourth quarter of 2002, following the acquisition.  Sales of Oxandrin® in the Involuntary Weight Loss (IWL) market enjoyed 26% growth over 2002.  The majority of the Oxandrin growth in 2003 was due to increased end user demand, the cost savings effect of our transition to a direct to wholesaler business model (vs. selling to the Nova Factor, Inc. subsidiary of Accredo Health, Incorporated (Accredo)), and the impact of a price increase in the fourth quarter of 2003.”

Citizen’s Petition

Savient also today announced the filing, on February 17, 2004, of a citizen’s petition with the US Food and Drug Administration (FDA) with respect to Oxandrin®.

In connection with our focus on increasing market acceptance of Oxandrin for the treatment of involuntary weight loss and our commitment to pharmacovigilance, we sponsored a clinical study to investigate the interaction between Oxandrin and warfarin, the active ingredient in many widely used anti-coagulant drugs.

Warfarin is a narrow therapeutic index drug.  Therefore, careful dose titration is required in order to prevent excessive anti-coagulation, which could cause uncontrolled bleeding, or inadequate anti-coagulation, with the risk of failing to prevent the consequences of thrombo-embolic events such as life-threatening blood clots.

Our study demonstrated that, when co-administered with Oxandrin, the usual dose of warfarin necessary to achieve appropriate therapeutic effect must be decreased by 80-85%.   We submitted the results of this study to the FDA, and the Oxandrin package insert was amended and the change communicated to health care professionals in a “Dear Healthcare Professional” letter, in accordance with FDA instructions, to ensure that patient safety would not be compromised.

The citizen’s petition requests that, in the interest of the public health, the FDA establish specific bio-equivalence requirements for oral products containing oxandrolone because of several unique aspects of such drug products, including serious safety issues regarding interactions between oxandrolone and anti-coagulant drugs containing the active ingredient warfarin.  Given the likely variability in bioavailability of other potential oxandrolone drugs and the careful dose titration required for warfarin in order to prevent excessive anti-coagulation or inadequate anti-coagulation, and their respective risks, we requested in our petition to the FDA that any company wishing to introduce an oxandrolone product into the US market should be required to address this issue, including conducting a clinical study to investigate the interaction between their product and warfarin, and demonstrating that it is identical to the interaction between Oxandrin and warfarin.

Dr. Fass added: “Therefore, while we are aware of and have previously disclosed both the filing of several Drug Master Files relating to generic oxandrolone products and the possibility that the FDA may approve one or more generic versions of Oxandrin as early as mid-2004, we currently cannot predict when generic competition for Oxandrin will occur.  As a result, we currently cannot provide specific guidance for 2004.  We do, however, fully expect that Savient will continue as a profitable company, even if generic oxandrolone were to be introduced.”

Comparison of the year ended December 31, 2003 with the year ended December 31, 2002

Revenues

Total revenues increased 29% in 2003 to $132.5 million from $103.0 million in 2002, driven by increased product sales, primarily of Oxandrin and oral liquid pharmaceuticals, partially offset by lower sales of other products.

Product sales increased 30% in 2003 to $124.8 million from $96.1 million in 2002 and consisted of $57.6 million of Oxandrin®, $27.1 million of Rosemont’s oral liquid pharmaceuticals, $20.5 million of human growth hormone, $12.3 million of Delatestryl®, and $6.0 million of BioLon™, with the balance from other products.  Product sales in 2002 comprised $45.9 million of Oxandrin, $20.6 million of human growth hormone, $15.6 million of Delatestryl, $6.7 million of BioLon, and $6.3 million of oral liquid pharmaceuticals sold in the fourth quarter by Savient’s Rosemont subsidiary, with the balance from other products.  Oxandrin sales in 2003 reflect an increase in end user demand, the cost savings effect of the Company’s transition to a direct to wholesaler business model (vs. selling to Accredo), and the impact of a price increase in the fourth quarter of 2003.  Oxandrin sales in 2002 were less than wholesaler demand as Accredo reduced its Oxandrin inventory levels in the fourth quarter in preparation for Savient’s transition to a direct to wholesaler sales model.  Rosemont, which Savient acquired on September 30, 2002, had oral liquid product sales of $22.5 million in 2002, $6.3 million of which was reported in the fourth quarter of 2002 and included in Savient’s product sales for 2002.

Expenses

Expenses for 2003 were $116.1 million, compared to $89.8 million in 2002.  The 2003 expenses reflect the inclusion of Rosemont’s operating expenses for the full year, whereas the Company’s 2002 expenses reflect the inclusion of Rosemont’s operating expenses from September 30, 2002, the date of its acquisition by Savient.  Amortization of intangibles associated with the acquisition was $4.1 million in 2003 and $1.0 million in 2002.  An increase in clinical trial expenses related to Prosaptide and Puricase, offset by a reduction in research and pre-clinical activities and associated compensation costs, resulted in slightly lower overall research and development expenses.  Marketing and sales expense increased, reflecting the effect of a full year of Rosemont operations, partially offset by lower promotional and marketing and sales compensation costs.  General and administrative expenses increased significantly in 2003 due to increases in legal (principally related to patent, class action litigation, and other legal costs), compensation (including severance), insurance, and occupancy and maintenance expenses of the Company’s new headquarters.  Commissions and royalties increased reflecting commissions paid to Ross on purchases of Oxandrin in the long-term-care market.

Cost of product sales represented 20% of product sales in 2003, compared to 15% in 2002.  The increase in the cost of product sales as a percentage of product sales was a function of a change in the mix of sales of Savient’s products, the addition of a full year of sales of oral liquid products, which have a higher cost of goods than some of Savient’s other products, and costs associated with the validation of the Company’s new manufacturing facility in Israel.  Prior to September 1, 2003, all costs associated with this facility were being capitalized.  Beginning September 1, all such costs are being expensed as incurred.

Other Income, net

Other income, net was $3.6 million in 2003 and $1.6 million in 2002.

Other income, net in 2003 includes the non-cash recognition of $3.4 million, as a result of the reacquisition in the third quarter of 2003 of distribution rights to the Company’s osteoarthritis product previously licensed to DePuy, representing the unamortized balance of $5.0 million of milestone fees previously paid by DePuy to the Company that had been deferred in accordance with SAB No. 101 and were being recognized ratably over the estimated term of the license agreement.  The remainder of other income in 2003 and other income in 2002 consisted primarily of investment income.

Balance Sheet

The Company had cash, cash equivalents, and short-term investments of $22.8 million at December 31, 2003 compared to $16.5 million at December 31, 2002.

The Company’s total debt outstanding at December 31, 2003 was $12.9 million, a decline of  $6.0 million since December 31, 2002.

Comparison of the three months ended December 31, 2003 with the three months ended December 31, 2002

Revenues

Total revenues for the three months ended December 31, 2003 increased 29% to $39.8 million, from $30.8 million for the corresponding 2002 period, driven by increased product sales, primarily of oral liquid pharmaceuticals, Oxandrin, and human growth hormone, partially offset by lower sales of other products.

Product sales for the three months ended December 31, 2003 increased 29% to $37.7 million from $29.2 million in the three months ended December 31, 2002, consisting of $14.8 million of Oxandrin, $8.3 million of oral liquid pharmaceuticals, $8.1 million of human growth hormone, $5.2 million of Delatestryl, and $1.1 million of BioLon, with the balance from other products.  The Company’s reported foreign sales benefited from the relatively weak dollar in the latter part of 2003.  Product sales for the comparable period of 2002 consisted of $10.3 million of Oxandrin, $6.3 million of oral liquid pharmaceuticals, $5.3 million of human growth hormone, $5.1 million of Delatestryl, and $1.7 million of BioLon, with the balance from other products.  Fourth quarter 2003 Oxandrin sales include the effect of a price increase.  Fourth quarter 2002 Oxandrin sales were less than wholesaler demand as Accredo reduced its Oxandrin inventory levels in preparation for Savient’s transition to a direct to wholesaler sales model from a direct sales relationship with Accredo.

Expenses

Expenses for fourth quarter 2003 were $33.9 million, compared to $29.3 million in 2002.  The relatively weak dollar in the fourth quarter of 2003 increased foreign expenses.  Research and development expenses were lower due to the timing of various development activities including clinical trial related expenses, and a reduction in research activities.  Marketing and sales expense decreased, reflecting lower promotional and marketing and sales compensation expenses.  General and administrative expenses increased due to increases in legal (principally related to patent and class action litigation), compensation (including severance), insurance, and occupancy and maintenance expenses of the Company’s new headquarters.  Commissions and royalties increased reflecting commissions paid to Ross on purchases of Oxandrin in the long-term-care market.

Cost of product sales represented 27% of product sales in the fourth quarter of 2003, compared to 15% in the corresponding 2002 quarter.  The increase in the cost of product sales as a percentage of product sales was principally due to costs associated with the validation of the Company’s new manufacturing facility in Israel, as well as a change in the mix of sales of Savient’s products.  Prior to September 1, 2003, all costs associated with the new facility were being capitalized.  Beginning September 1, all such costs are being expensed as incurred.

Business Review

Oxandrin

Oxandrin sales in 2003 increased 26% over the prior year to $57.6 million.  The mid-2003 Oxandrin launch in the oncology sector generated new Oxandrin prescribers.  The 10-mg strength Oxandrin tablet, introduced in late 2002, continued to gain acceptance, with approximately one-third of all prescriptions being written for the 10-mg strength by the end of 2003.  Prescription distribution by sector for 2003 was approximately two-thirds retail and one-third long-term care. In the fourth quarter of 2003, long-term care prescriptions represented approximately 40% of the total.

Oral Liquid Products

Rosemont’s year over year sales, which were favorably impacted by the Sterling/Dollar exchange rate, grew 21% to $27.1 million.  As part of its regular program of introducing new products into the UK oral liquid market, Rosemont developed formulations for and introduced 6 new oral liquid drugs in 2003 and plans to develop formulations for 8 new products that they intend to introduce to the UK market during 2004.  Additionally, work is underway at Rosemont and Savient on developing oral liquid products for introduction in other territories, including the United States.  A bio-equivalency study of Soltamox, Rosemont’s oral liquid formulation of tamoxifen, has been conducted, with a view to its introduction in the United States. In preparation for the introduction of Rosemont’s oral liquid products into the United States, we have initiated a facility upgrade that we expect to complete during 2004.

Rosemont develops, manufactures, and markets products for patients who, because of age, medical conditions, or personal preference, take medication in oral liquid form.  Rosemont operates in a market sector that is growing at more than twice the rate of growth of the overall UK pharmaceutical market.

Delatestryl

In March 2003, we entered into a supply agreement with Sabex, a Canadian manufacturer and marketer of pharmaceutical products, to manufacture Delatestryl for us for the US market. Delatestryl (testosterone enanthate injection) is our injectable testosterone product for the treatment of hypogonadism.

As a result, we were able to meet full market demand for Delatestryl in 2003, and expect to be able to meet the projected future growth in demand for our product.  Delatestryl is indicated for replacement therapy in conditions associated with a deficiency or absence of endogenous testosterone. The US testosterone replacement market has enjoyed significant growth over the past several years and is anticipated to continue to expand.

Sodium Hyaluronate for Osteoarthritis

In October 2003, an approvable letter was issued by the FDA with respect to our sodium hyaluronate product for the treatment of pain associated with osteoarthritis of the knee.  FDA approval of the product is subject to satisfactory inspection of our new manufacturing facility in Israel and the finalization of product labeling.  We are working closely with the FDA to facilitate their site inspection and resolve all outstanding issues at the earliest opportunity, following which the product could be sold in the United States.  Ours would be the only non-avian sourced sodium hyaluronate product for osteoarthritis available for sale in the United States.

In September 2003, we reacquired commercial rights to the osteoarthritis product, which had previously been exclusively licensed by DePuy for all countries worldwide except Japan and Israel.  DePuy marketed this product in Europe under the trade name Arthrease™.  It is approved and currently marketed in Israel where it will continue to be marketed under the trade name Arthrease.  We are currently in the process of determining the name under which we will market it in Europe and in the United States.

Clinical Programs

Prosaptide

In July 2003, we initiated patient screening for our Phase II study of Prosaptide, a nerve growth factor peptide, in the treatment of neuropathic pain associated with HIV/AIDS.  This randomized, double blind, placebo controlled, multicenter, dose-ranging study is being co-sponsored by the Neurologic AIDS Research Consortium and the AIDS Clinical Trial Group.

Peripheral neuropathy, a condition caused by damage to nerves of the peripheral nervous system, may be disease related or result from certain drug therapies.  It usually affects the feet and legs and can be serious and debilitating.  Its symptoms include pain, numbness, and tingling.  Our objective is to develop an analgesic product that effectively mitigates peripheral neuropathic pain without the dose limiting side effects typical of therapies currently in use.

Puricase®

We successfully completed a Phase I clinical study of Puricase, a polyethylene glycol (“PEG”) conjugate of uricase (urate oxidase), in the treatment of hyperuricemia and severe gout, in 2003. The patients selected for the study cannot use the conventional therapy, allopurinol, due to intolerance or because their hyperuricemia is inadequately controlled by allopurinol.  No other approved therapy is currently available to these refractory patients.

Preliminary results show that Puricase has the ability to dramatically reduce elevated plasma uric acid levels to well within the normal range.  Puricase was well tolerated in all patients and appears to be safe, with no allergic response to intravenous administration observed.

Because the primary goals of the Phase I study were successfully achieved, we are planning the initiation, in the first half of 2004, of a Phase II safety and efficacy study of Puricase.

Our business activities in 2004 will be concentrated in several primary areas:

•                  We will focus on maximizing the commercial value of our established products.

•                  We will continue to work toward the expansion of our oral liquids business beyond the United Kingdom into other markets in Europe and the United States.  Among others, Soltamox, an oral liquid formulation of tamoxifen already available in the United Kingdom, is being developed for introduction into the United States.  Concurrently, we are upgrading the Rosemont manufacturing facility.

•                  We will focus on building a core rheumatology franchise with our osteoarthritis product and, potentially, Puricase.  Both of these products address conditions treated primarily by rheumatologists.

•                  As we complete validation activities at our new state of the art biologics manufacturing facility in Israel, we will seek to enter into a broad strategic alliance for the development of generic biologics.

Savient will be offering a live webcast discussion of the earnings and the Company’s business outlook, hosted by Sim Fass, Chairman and CEO, on Friday, February 20, 2004, at 10:00 a.m. ET.  The webcast can be accessed at www.savientpharma.com, and will be archived through February 27.

An audio replay will also be available from February 20, 2004 after 12:30 p.m. ET through February 27, 2004 and can be accessed by dialing 800-428-6051 (in the US) or 973-709-2089 (outside the US); passcode number is 337539.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty pharmaceutical company with expertise in developing, manufacturing, and marketing human health care products for niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and BioLon™ in the United States, and Bio-Tropin™, BioLon™, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

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Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, changes and delays in product approval and introduction, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, changes in healthcare reimbursement, risk of operations in Israel, risk of product or other litigation liability, governmental regulation, dependence on  third parties to manufacture products and commercialize products, and  general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2003	2002

Revenues:
Product sales	$124,846	$96,107
Contract fees	1,340	1,804
Royalties	3,227	3,891
Other	3,112	1,164
Total revenues	132,525	102,966

Expenses:
Research and development	31,797	32,783
Marketing and sales	23,303	22,143
General and administrative	26,744	17,582
Cost of product sales	24,745	14,148
Amortization of intangibles associated with acquisition	4,050	1,013
Commissions and royalties	5,438	2,159
Total expenses	116,077	89,828

Operating income	16,448	13,138
Other income, net	3,635	1,642
Income before income taxes	20,083	14,780
Income taxes	6,161	5,063
Net income/	$13,922	$9,717

Earnings per common share:
Basic	$0.24	$0.17
Diluted	$0.23	$0.17

Weighted average number of common and common equivalent shares:
Basic	59,194	58,480
Diluted	59,798	58,659

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2003	2002

Revenues:
Product sales	$37,736	$29,245
Contract fees	270	564
Royalties	802	771
Other	1,024	205
Total revenues	39,832	30,785

Expenses:
Research and development	6,413	8,862
Marketing and sales	5,913	7,679
General and administrative	8,905	6,708
Cost of product sales	10,189	4,391
Amortization of intangibles associated with acquisition	1,012	1,013
Commissions and royalties	1,503	629
Total expenses	33,935	29,282

Operating income	5,897	1,503
Other income (expense), net	(303)	248
Income before income taxes	5,594	1,751
Income taxes	1,525	1,038
Net income	$4,069	$713

Earnings per common share:
Basic	$0.07	$0.01
Diluted	$0.07	$0.01

Weighted average number of common and common equivalent shares:
Basic	59,541	58,678
Diluted	60,519	58,716

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002

Assets:
Cash, cash equivalents and short-term investments	$22,801	$16,547
Accounts receivable, net	33,375	35,764
Inventories	20,216	16,612
Other current assets	7,051	7,005
Total current assets	83,443	75,928

Property and equipment, net	70,426	66,596
Intangible assets	75,743	79,878
Goodwill	40,121	40,080
Other long-term assets	20,807	22,949
Total assets	$290,540	$285,431

Liabilities and stockholders' equity:
Current portion of long-term debt	$7,020	$6,674
Other current liabilities	37,510	40,195
Long-term debt	5,903	12,222
Other long-term liabilities and deferred items	52,677	57,265
Stockholders' equity	187,430	169,075
Total liabilities and stockholders' equity	$290,540	$285,431